Exhibit 99.2
CSK Auto Announces Adoption of Shareholder Rights Plan
PHOENIX–(BUSINESS WIRE)–February 4, 2008 – CSK Auto Corporation (NYSE:CAO) announced today that it has adopted a Shareholder Rights Plan in order to maintain the integrity of the strategic review process that its Board of Directors is conducting.
As previously announced, CSK’s Board of Directors, with assistance from JPMorgan, has commenced a process in which more than 20 parties to date have been given access to information about the Company so that they can develop strategic alternatives for the Board’s consideration. Also as previously announced, on February 1, 2008 O’Reilly Automotive, Inc. (Nasdaq:ORLY), which has chosen not to participate in the process, announced an unsolicited proposal to acquire all of the outstanding shares of CSK. The adoption of this Rights Plan supports the Board’s intent to complete its process as initially contemplated so as to best preserve and maximize shareholder value.
Under the Plan, one “Right” will be issued for each share of CSK common stock outstanding as of February 14, 2008. The Rights are not exercisable, and separate Right Certificates will not be issued, unless the Rights are triggered. The Rights would be triggered by, among other things, any person acquiring or announcing an intention to acquire 10% or more of CSK’s common stock, or upon the consummation of any transaction in which CSK is not the surviving entity, the outstanding shares of CSK common stock are exchanged for stock or assets of another person, or 50% or more of CSK’s consolidated assets or earning power are sold. If a party exceeds the ownership thresholds and the Rights are not redeemed, each Right will entitle the holder, other than the triggering party, to purchase a number of shares of the Company’s common stock having a value of twice the $45 exercise price. Such an exercise would dilute the triggering party’s holdings in CSK.
The Rights will expire on February 3, 2009 unless the Rights are extended by CSK’s shareholders, in which case the Rights will expire on February 4, 2011. Subject to certain exceptions, the Rights are redeemable by action of the Board at a minimal price per Right.
The Company will file a Registration Statement on Form 8-A with the U.S. Securities and Exchange Commission setting forth additional information regarding the terms and conditions of the Rights Plan and the Shareholder Rights Agreement which governs it.
About CSK Auto
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of January 6, 2008, the Company operated 1,349 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts, and Murray’s Discount Auto Stores.
CONTACT: INVESTORS:
CSK Auto Corporation, Phoenix
Brenda Bonn, 602-631-7483
Manager, Investor Relations or
MEDIA:
Sard Verbinnen & Co
Paul Kranhold/Drew Brown, 415-618-8750 or 212-687-8080